EXHIBIT 99


                                                    PRESS RELEASE


FOR IMMEDIATE RELEASE

CONTACT:  Jon Weis
          Director   Corporate Communications
          Entertainment Properties Trust
          (816) 472-1700

          Joe Keenan
          Sturges + Word
          (816) 221-7500


        ENTERTAINMENT PROPERTIES TRUST ANNOUNCES DEAL TO
   ACQUIRE MEGAPLEX THEATRE PROPERTY OPERATED BY REGAL CINEMAS

          KANSAS CITY, Mo. (July 22, 1998)   Entertainment
     Properties Trust (EPR:NYSE), a Real Estate Investment Trust
     (REIT) that owns entertainment-related properties, announced today that it has signed a binding purchase agreement to acquire the Regal Powder Springs 22-screen, 5,100-seat megaplex theatre in suburban Atlanta, Ga., operated by Regal Cinemas.

     Regal Cinemas, based in Knoxville, Tenn., is a national movie exhibitor that operates over 250 theatres in 28 states with more than 2,400 screens. The purchase price for the Regal Powder Springs property is $15.5 million and includes three additional land parcels for future development by Entertainment Properties Trust.

     "Powder Springs has brought us one of the major theatre companies, Regal, into our group of operators," said
     President Robert L. "Chip" Harris. "We think that, with the tremendous growth experienced in the suburban Atlanta marketplace, this is a great asset to add to our portfolio."

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     Since becoming publicly traded in November of 1997, EPR has acquired more than $400 million in theatre and related properties throughout the United States which are operated by such first-run movie exhibitors as AMC Entertainment, Consolidated Theatres, Muvico Theaters and Regal Cinemas.

     Entertainment Properties Trust is a Real Estate Investment Trust whose principal business strategy is to acquire and develop a diversified portfolio of high-quality properties leased to major entertainment-related business operators. The company's common shares of beneficial interest are traded on the New York Stock Exchange under the ticker symbol EPR.

     Entertainment Properties Trust company contact:  Jon Weis,
     Director, Corporate Communications, 1200 Main Street, Suite
     3250, Kansas City, Missouri  64105.  (816) 472-1700.  FAX
     (816) 472-5794.

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